Exhibit 10.2

TRANSITION AND RETIREMENT AGREEMENT

This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is entered into as of July, 26, 2006, by and between BECKMAN COULTER, INC., a Delaware corporation (the “Company”), and Elias Caro (“Executive”).

RECITALS

WHEREAS, Executive is the Executive Vice President, International Diagnostics & Global Life Sciences Commercial Operations of the Company (“Executive Vice President”);

WHEREAS, the Company desires to have the continued benefit of Executive’s knowledge and expertise until Executive retires from the Company on or about July 31, 2006 (“Retirement Date”) and Executive desires to provide such services as the Company may reasonably require during such period of time;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.                                      Services.

Executive shall remain Executive Vice President and continue to perform the services of the Executive Vice President of the Company until the Retirement Date.

2.                                      Compensation and Benefits.

a.               The Company shall continue to pay Executive a base salary at Executive’s current rate of $12,516.67, subject to deductions and tax withholdings, for each bi-weekly period, until the Retirement Date.

b.              For a seventeen month period, commencing on August 1, 2006, the Company shall pay Executive or his estate $12,516.67 bi-weekly, subject to deductions and tax withholdings.

c.               The Company shall pay Executive or his estate a prorated 2006 incentive bonus, subject to withholdings, on or about the time it pays its employees incentive bonuses for 2006 performance.  The bonus Executive shall be paid shall equal the product of (i) the number of days in 2006 until the Retirement Date (but no less than 212 days) divided by 365, times (ii) one hundred percent of the amount of the incentive bonus Executive would have received for 2006 had the Executive served throughout 2006.  For purposes of certainty, the parties acknowledge that in calculating the amount of the incentive bonus Executive would have received for 2006 had the Executive served throughout 2006, the Company shall assume that Executive’s performance was at a level warranting a bonus of 100% of the level of Company funding of executive bonuses for 2006 (such that, if the Company funds executive bonuses for 2006 at a 70% level, Executive’s benefit pursuant to this Paragraph 2.c. shall equal 100% of the 70% level Executive would have received had he served throughout 2006, pro-rated as described above).

d.              At the time the incentive bonus described in Paragraph 2.c. above is paid, the Company shall pay Executive an additional lump sum payment equal to 10% of such incentive bonus, subject to withholdings, which payment is intended to reflect Retirement Plus contributions that would have been made had the employee continued to be employed.

e.               The Company shall provide to Executive continued eligibility to participate in the Company’s medical plan coverage at normal active employee rates from the Retirement Date for a period of one year, and thereafter at the Company’s COBRA rates.  In the event of Executive’s death during the one year period from the Retirement Date, Executive’s dependents may continue medical coverage at COBRA rates for the period required by COBRA.  From and after the Retirement Date and for a period required by COBRA, Executive shall be eligible for any other health benefits, including dental and vision benefits, at rates provided for under COBRA, and in accordance with the provisions of COBRA.  Executive acknowledges and agrees that all medical and other health benefit premiums, including but not limited to those set forth above, shall be at Executive’s own expense and are subject to premium increases.

f.                 Executive’s restricted stock grant scheduled to vest on January 9, 2007, will be accelerated to vest on July 31, 2006.

g.              The Company shall provide to Executive the Ayco Financial Planning Service (or a successor service if one is selected by the Company) until June 30, 2007, in accordance with the program provisions applicable during this period.

h.              The Company shall provide an executive outplacement program to Executive through the firm of Executive’s choice in an amount not to exceed $35,000.  This amount is to be used for outplacement services only.  These services will be provided until the date Executive obtains other employment or June 30, 2007, whichever date is earlier.  The Company will make payments directly to the outplacement services provider.  No amount of any unused portion will be refunded or payable to Executive.  Alternatively, in lieu of the foregoing described outplacement, the Company will provide Executive with a payment of $35,000, subject to tax withholding, to be made no later than March 15, 2007 and to be used for retraining, relocation or to start his own business.

i.                  Upon or as soon as practicable after the Retirement Date, the Company shall pay Executive or his estate $25,033, subject to deductions and tax withholdings for twenty (20) accrued, but unused vacation days.

j.                  Upon the Retirement Date, the Company shall pay the Executive an amount equal the sum of: (1) the then outstanding balance of approximately $30,882, representing accrued and unpaid interest on the Executive’s interest advances on the third-party loan made under the Executive Retention Incentive Program (the “Retention Loan Amount”); (2) approximately $46,816, representing accrued and unpaid interest on the principal (which principal was previously repaid to the Company) in relation to the Executive’s Relocation Loan program made June 12, 2001 (the “Relocation Loan Repayment Amount”); and (3) an amount equal to the income tax withholding and the Executive’s share of any employment tax withholding required in connection with a payment of compensation equal to the Relocation Loan Repayment Amount (for purposes of clarity, determined without reference to the Retention Loan Amount and determined without reference to any additional tax withholding that may be required with respect to such payment itself).  The Executive hereby irrevocably directs the Company to apply such payment (1) against the then outstanding balance (accrued and unpaid interest) on the Executive’s interest advances on the third-party loan made under the Executive Retention Incentive Program, (2) against the then outstanding balance (accrued and unpaid interest) on the principal (which principal was previously repaid to the Company) in relation to the Executive’s Relocation Loan program made June 12, 2001, and (3) to the extent any amount of such payment remains after application of the preceding clauses, against the Executive’s share of any tax withholding due in connection with such payment.  The Executive agrees that any remaining tax withholding due in connection with such payment, after giving effect to the preceding sentence, shall be deducted from other payments due to the Executive from the Company pursuant to this Agreement.

k.               Payments and benefits under this Agreement are contingent upon Executive signing and delivering to the Senior Vice President, General Counsel and Secretary of the Company, a General Release of All Claims in the form of Attachment “A” hereto dated no sooner than the Retirement Date.

l.                  The Company and Executive agree to reasonably cooperate to adopt any amendments to this Agreement that may be necessary or advisable in order to avoid the imputation of tax or any tax penalties pursuant to Paragraph 409A of the Internal Revenue Code of 1986, as amended.  No such future amendments will reduce the amounts due the Executive or his estate under this Agreement.

3.                                      Waivers.  Executive agrees that by accepting, agreeing to and executing this Agreement, Executive is waiving any and all rights to Basic and Additional Benefits as defined under the Beckman Coulter, Inc. Separation Pay Plan - #594 and any payments under any annual incentive plan, including but not limited to the 2006 Executive Annual Incentive Plan, except as provided in Paragraph 2.c. above.  Company and Executive agree that the agreement dated January 1, 2001, shall remain in effect until Executive’s Retirement Date and that, should any payments and benefits under such agreement become due prior to his Retirement Date, then such payments and benefits shall be in lieu of those provided under Paragraph 2.a. through 2.f. above.

4.                                      General Release.

a.               Executive and Executive’s heirs, executors, and administrators, if any, hereby absolutely and forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorneys, and all persons acting by, through, under or in concert with them, or any of them (hereinafter collectively known as “Releasees”) of and from any and all manner of claims, causes of action, or complaints, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may have against the Releasees, or any of them, arising out of Executive’s employment or retirement from the Company, and any other claim of any nature whatsoever based upon any fact or event occurring prior to the date Executive executes this Agreement.  If any action is brought by or on Executive’s behalf relating to any matters released, Releasees shall be entitled to a return from Executive in the amount equivalent to all payment mentioned under Paragraphs 2.b., 2.c. and 2.d. above.  The return of such amounts shall not affect any rights granted to, or obligations undertaken by, the Company, other Releasees or the Executive under this Agreement, including all attachments hereto.

b.              Without limiting the generality of Paragraph 4.a., Executive also specifically agrees to waive any right to recovery based on local, state or federal age, sex, sexual orientation, pregnancy, race, color, national origin, marital status, religion, medical condition, physical disability, or mental disability discrimination laws, including without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Federal Family Medical Leave Act of 1993, the California Family Rights Act and the Fair Employment and Housing Act, whether such claim or claims may be based on an action filed by Executive or by a governmental agency; provided, however, that in no event will any action to enforce this Agreement or to obtain any rights specified in Paragraph 4(e) below constitute a violation of this Agreement or the “Waiver and General Release of All Claims” appended as Attachment “A” hereto.

c.               Executive is aware that after the effective date of this Agreement, Executive may discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the Claims released herein above and agrees that this Agreement shall be and remains in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

d.              It is Executive’s intention in executing this Agreement that it shall be effective as a bar to each and every claim of any nature whatsoever hereby released.  In furtherance of this intention, Executive specifically waives the benefit of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

e.               Nothing in this Agreement shall prohibit Executive from bringing an action to enforce this Agreement or to obtain any rights under Article VIII of the By-laws of the Company (indemnification) or under the Company’s Directors and Officers liability insurance policy.  Further, no such action referenced in this Paragraph 4.e. will constitute a violation of this Agreement or a violation of the Waiver and General Release of Claims or the Invention and Secrecy Agreement appended as Attachments “A” and “B” hereto, respectively.

5.                                      Benefit and Compensation Plans.  Executive acknowledges and agrees that except as to benefits and compensation expressly provided for in this agreement, any rights to receive payments and benefits from various employee benefit and compensation plans or programs shall be governed by the rules of those plans or programs as they now exist or are amended in the future, and further, that entering into this Agreement shall not limit the right of the Company, its subsidiaries or its or their successors to amend or terminate any such plans or programs or benefits thereunder.  Any amendments or terminations of such plans, programs or benefits shall apply to Executive as they would to other participants or recipients of such plans, programs or benefits.  Executive acknowledges that the restricted stock unit grant and the non-qualified stock option grant, both made on January 5, 2006, and the Performance Share Unit grant specified in 2006 will terminate, with no vesting having occurred, upon Executive’s Retirement Date.  All other stock options will continue to vest according to the terms and conditions of the individual grants, consistent with retirement eligibility.

6.                                      Confidential Information.

a.               Executive acknowledges Executive’s continuing obligations, including, but not limited to those regarding confidential information under Executive’s “Invention and Secrecy Agreement” dated June 23, 1997, a copy of which is attached hereto, marked as Attachment “B” and incorporated herein by reference.  Executive further agrees that those obligations do not cease as a result of executing this Agreement.  Consistent with the foregoing, Executive will not use on behalf of himself or any other person or entity, or disclose to any person or entity, any of the Company’s “Proprietary Information” without the prior written consent of the Senior Vice President, General Counsel and Secretary of the Company.  “Proprietary Information” means information owned or used by, or relating to the business or affairs conducted by the Company or its affiliates at any time during Executive’s employment with the Company.  Without limitation, examples of Proprietary Information include information concerning inventions, processes, methods, trade secrets, formulations, raw material lists, vendor lists, customer lists, employee lists, marketing or strategic plans, or actual or projected financial results or data.  Notwithstanding anything to the contrary contained herein, or in the Invention and Secrecy Agreement, the obligations of Executive hereunder and under the Invention and Secrecy Agreement shall not apply to any information which Executive can demonstrate was information which: (a) at the time of disclosure is generally available to the public or in the public domain; (b) after disclosure, becomes generally available to the public or part of the public domain by publication or otherwise, except by breach of this Agreement by Executive; (c) was in Executive’s possession at the time of disclosure and was not acquired directly or indirectly from the Company or its affiliates previously; (d) Executive receives from a third party who has the right to disclose such information to Executive and who does not owe obligations of confidence to the Company or its affiliates; (e) is independently developed by Executive without the use of any Proprietary Information; (f) is information or knowledge that an experienced executive in medical diagnostics, medical instruments, or life sciences would reasonably be expected to know and which at the time of such disclosure is not unique to the Company or its affiliates in its assembly, compilation, display, application, communication or other usage and for which no other obligations of confidence are owed by the Company or its affiliates to a third party or by Executive to the Company or its affiliates; or (g) is required to be disclosed by judicial or administrative order, subpoena or other legal process, provided, however, that Executive must give the Company prompt notice upon receipt of such order, subpoena or other legal process.  Nothing herein shall be construed to extend the provisions of the Invention and Secrecy Agreement to inventions, improvements and discoveries, patentable or not, that Executive may make or conceive in the future based on information and knowledge which is not Company proprietary information.  The Company and the Executive also agree not to take any action or make any statement that would diminish or in any way disparage the good reputation, good will, and high standing of the other party.

b.              Executive and Company expressly understand that Executive’s agreement to comply strictly with the provisions of this Paragraph 6 and the provisions of Executive’s Invention and Secrecy Agreement regarding the Proprietary Information represents a material provision of this Agreement and is indispensable to the Company’s agreement to enter into this Agreement.  Executive further agrees that any violation or breach of Executive’s commitments and agreement will cause irreparable damage and injury that could not be fully remedied or compensated by monetary damages alone or in an action at law.  Executive therefore agrees and hereby stipulates that the Company shall be entitled to receive all available remedies, including temporary and/or permanent injunctive relief, if Executive breaches this Paragraph 6 of this Agreement or Executive’s Invention and Secrecy Agreement, incorporated herein.

7.                                      Consulting and Cooperation.

a.               For the period that the Company makes payments to Executive pursuant to Paragraph 2.b., Executive agrees to consult with the Company on such matters within his expertise, knowledge, and/or experience as the Company may reasonably request from time to time.

b.              In addition, Executive agrees to cooperate with and to assist the Company for a period not to exceed five (5) years from Executive’s Retirement Date, upon reasonable request and without additional compensation for telephone availability with no limitation and for physical availability for no more than six days per calendar year unless otherwise mutually agreed by the parties, in any proceeding or investigation involving any claim, demand, right, or action of any kind, arising out of, in connection with, or in any manner relevant to Executive’s employment or job duties, whether brought by a third party against the Company or its subsidiaries, affiliates, successors or assigns or by it or them against a third party.  The Company shall reimburse Executive for his reasonable travel, lodging, meal expenses and compensation of $265 per hour for time spent in excess of the six day maximum cited above incurred in connection with providing any such assistance after payments to Executive pursuant to Paragraph 2.b. have ceased.

c.               Executive’s engagement by the Company to provide the services contemplated by Paragraph 7.a. is an exclusive consultancy in the area of the business of the Company and its affiliates.  Accordingly, during the term the Company makes payments to Executive pursuant to Paragraph 2.b., Executive shall not, without prior written approval of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any one or more of the companies referenced on Attachment “C” attached hereto and incorporated herein by reference (or any direct or indirect subsidiary of such company, any other affiliate of any such company, or any successor to any such company or any such subsidiary or affiliate, including any successor to all or a portion of any business of any such company to the extent that such business is competitive with the business of the Company or any of its affiliates).  Executive shall not be in breach of this Paragraph 7.c. if Executive has any such relationship with a company not referred to in the preceding sentence.  For purposes of certainty, this Paragraph 7.c. shall not prevent Executive from becoming, during the term the Company makes payment to Executive pursuant to Paragraph 2.b., an employee, investor, partner, shareholder, lender, directly or indirectly, or otherwise work with or associate with companies, individuals, persons or entities that may have, have had, or which have or may propose a business relationship with the Company unless any such companies persons or entities are referenced on Attachment “C”; and further, no part of this Agreement, or the Waiver and General Release of All Claims or the Invention and Secrecy Agreement, both of which are appended hereto as Attachments “A” and “B,” respectively, shall be interpreted or applied to limit Executive’s employment and other business opportunities so long as Executive pursues such opportunities consistent with provisions of Paragraphs 6 and 7 of this Agreement.  Notwithstanding the foregoing, Executive, shall be entitled to own up to 2% of the outstanding securities of any entity if such securities are registered under Paragraph 12(b) or (g) of the Securities Exchange Act of 1934, as amended.  Should the Executive breach the foregoing provisions of this Paragraph 7 then, without limiting any other remedy or relief available to the Company, the Company shall have the right in its sole discretion to terminate any further payments and/or benefits otherwise due to Executive pursuant to Paragraphs 2.b., 2.c., 2.d., 2.g. and/or 2.h.  Executive agrees that the restrictions placed on Executive pursuant to this Paragraph 7 are reasonable and necessary to protect the Company’s Proprietary Information (including without limitation, Proprietary Information of the Company that he will have access to during the period of his services referred to in Paragraph 7.a).

8.             Settlement of Disputes.

a.               The Company and Executive hereby consent to the resolution by arbitration of all disputes, issues, claims or controversies arising out of or in connection with this Agreement, Executive’s employment with and/or retirement from the Company, and/or Executive’s services to the Company and the Company may have against Executive or that Executive may have against the Company, or against its officers, directors, employees or agents acting in their capacity as such.  Each party’s promise to resolve all such claims, issues, or disputes by arbitration in accordance with this Agreement rather than through the course of litigation, is consideration for the other party’s like promise.  It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The Company will pay for the cost and fees of arbitration.

b.              However, thirty (30) days prior to submittal of any dispute to formal arbitration Executive and the Company agree to meet to resolve said dispute.

If no resolution appears possible, the dispute will be submitted to formal arbitration after said 30-day period pursuant to the procedure set forth herein.

c.               Except as otherwise provided herein or by mutual agreement of the parties, any arbitration shall be administrated in accordance with the then-current Commercial Arbitration Procedures of the American Arbitration Association (AAA) before a single arbitrator who is a retired federal or state court judge in the state in which the arbitration is convened.  The arbitration shall be held in Orange County, California, or at any other location mutually agreed upon by the parties.

d.              The parties shall attempt to agree upon the arbitrator.  If the parties cannot agree on the arbitrator, the AAA shall then provide the names of nine (9) arbitrators experienced in business employment matters along with their resumes and fee schedules.  Each party may strike all names on the list it deems unacceptable.  If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of the parties, the AAA shall furnish an additional list until an arbitrator is selected.

e.               The arbitrator shall interpret this Agreement, and any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the State of California, or applicable federal law.  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitration, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is voidable.

9.                                      Severable Provisions.  If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

10.                               Indemnification.  The Company’s Directors and Officers insurance as well as the indemnification set forth in the Company’s by-laws and certificate of incorporation will apply to Executive for all appropriate conduct carried out by Executive in the course and scope of Executive’s responsibilities while Executive is and was an employee of the Company to the extent that the same applies for similarly situated officers under the relevant circumstances.

11.                               Agreement.  This Agreement, together with the Attachments hereto and that certain “Agreement Regarding Retirement Benefits of Elias Caro” by and

between the Company and Executed and entered into on or about October 17, 2000, represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions with respect to the subject matters covered.  Any amendment to this Agreement must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement.

12.                               Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

13.                               Miscellaneous.

a.               All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:            Elias Caro

            {Personal Information Deleted}

If to the Company:     Attention:  General Counsel

            Beckman Coulter, Inc.

            4300 N. Harbor Boulevard

            Fullerton, CA 92835

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

b.              This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

c.               Mr. Robert Hurley, the Company’s Senior Vice President, Human Resources, or his delegate will be the contact person for Executive regarding any administrative or implementation questions Executive may have.

14.                               Representations by Executive.  I, Elias Caro, understand, acknowledge and represent that:

a.               I have carefully read and understand this Agreement and its final and binding effect;

b.              This Agreement constitutes a voluntary waiver of any and all rights and claims hereby released I have against Releasees as of the date of the execution of this Agreement including, but not limited to, rights or claims arising under the Federal Age Discrimination in Employment Act of 1967;

c.               I have waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment of remuneration and other amounts to which I was already entitled;

d.              I was advised to consult and have had the opportunity to fully discuss the contents and consequences of this Agreement with an attorney of my choice prior to executing it;

e.               I have a period of up to twenty-one (21) days to consider the terms of this Agreement.  I may revoke this Agreement at any time during the seven (7) days following the date I execute this Agreement and this Agreement shall not be effective or enforceable until such revocation period has expired;

f.                 I have not relied on any promise, representation or inducement not expressed in this Agreement; and

g.              I have voluntarily and knowingly signed this Agreement.

15.                               Mutual Drafting.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

/s/ Elias Caro July 26, 2006
ELIAS CARO

BECKMAN COULTER, INC.

By:	/s/ James Robert Hurley July 26, 2006
James Robert Hurley
Sr. Vice President, Human
Resources/Communications